PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-189888 Dated April 17, 2015
Royal Bank of Canada Trigger Autocallable Optimization Securities
$12,950,000 Securities Linked to the Market Vectors® Oil Services ETF due on April 21, 2017
Investment Description
Trigger Autocallable Optimization Securities (the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada linked to the performance of the Market Vectors® Oil Services ETF (the “underlying equity”). If the underlying equity closes at or above the underlying equity's closing price on the trade date (the "starting price") on any Observation Date (which will occur first on July 17, 2015 and then quarterly thereafter as described on page 4 of this pricing supplement), we will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return based on the call return rate. The call return increases the longer the Securities are outstanding, as described below.  If the Securities have not been called prior to maturity, we will either repay you the full principal amount or, if the underlying equity closes below the trigger price on the final Observation Date, which is 70% of the starting price, we will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the underlying equity from the trade date to the final Observation Date, up to a 100% loss of the principal amount. You will receive a positive return on your Securities only if the underlying equity closes at a price equal to or above the starting price on any Observation Date, including the final Observation Date.
Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities until maturity. Generally, higher call return rates are associated with a greater potential for loss. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange.

Features	Key Dates
❑        Call Return — We will automatically call the Securities for a call price equal to the principal amount plus the applicable call return based on the call return rate if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price. The call return increases the longer the Securities are outstanding.  If the Securities are not called, investors will have the potential for downside equity market risk at maturity.
❑        Contingent Repayment of Principal at Maturity— If the Securities have not been called prior to maturity on any Observation Date, including the final Observation Date, and the underlying equity closes above or equal to the trigger price on the final Observation Date, we will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final Observation Date, we will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final Observation Date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness.

Trade Date                               April 17, 2015
Settlement Date                        April 22, 2015
Observation Dates1                 Quarterly (see page 4 for details)
Final Observation Date1           April 17, 2017
Maturity Date1                          April 21, 2017
1      Subject to postponement in the event of a market disruption event as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5, THE RISKS DESCRIBED UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. UBS-TAOS-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-1 OF THE PROSPECTUS SUPPLEMENT. BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
This pricing supplement relates to Trigger Autocallable Optimization Securities linked to the performance of the Market Vectors® Oil Services ETF.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.   The Call Price for each Observation Date is set forth under “Final Terms – Call Return/Call Return Rate” on page 4 of this pricing supplement.

Underlying Equity	Call Return Rate	Starting Price	Trigger Price	CUSIP	ISIN
Market Vectors® Oil Services ETF	10.20% per annum	$37.36	$26.15, which is 70% of the starting price (rounded to two decimal places	780082814	US7800828144
See “Additional Information About Royal Bank of Canada and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated July 23, 2013, the prospectus supplement dated July 23, 2013, product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. UBS-TAOS-2.  Any representation to the contrary is a criminal offense.
	Price to Public(1)		Fees and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Note	Total	Per Note	Total	Per Note
Market Vectors® Oil Services ETF	$12,950,000.00	$10.00	$194,250.00	$0.15	$12,755,750.00	$9.85
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission for sales of the Securities of $0.15 per $10 principal amount of the Securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 of this pricing supplement.
The initial estimated value of the Securities as of the date of this document is $9.7467 per $10 in principal amount, which is less than the price to public. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under ‘‘Key Risks’’ beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 13 and “Structuring the Securities” on page 13 of this pricing supplement.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23 2013, relating to our senior global medium-term notes, Series F, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2, as the Securities involve risks not associated with conventional debt securities.

If the terms of the prospectus, prospectus supplement and product prospectus supplement no UBS-TAOS-2 are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913005256/c916130424b5.htm

♦	Prospectus supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

♦	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦     You believe the underlying equity will close at or above the starting price on any one of the specified Observation Dates, including the final Observation Date.

♦     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦     You are willing to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the starting price, or you are otherwise willing to hold those securities to maturity.

♦     You are willing to make an investment whose return is limited to the applicable call return regardless of any potential appreciation of the underlying equity, which could be significant.

♦     You are willing to invest in the Securities based on the call return rate specified on the cover of this pricing supplement.

♦     You are willing to accept the risks of investing in Securities with a return based on the performance of an exchange traded fund that holds securities of companies in the oil services sector.

♦     You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Securities.

♦     You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦     You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦        You do not believe the underlying equity will close at or above the starting price on any one of the specified Observation Dates, including the final Observation Date, or you believe the underlying equity will close below the trigger price on the final Observation Date.

♦        You cannot tolerate a loss on your investment and require an investment designed to provide a full return of principal at maturity.

♦        You are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦        You seek an investment that participates in the full appreciation of the underlying equity or that has unlimited return potential.

♦        You are unwilling to invest in the Securities based on the call return rate specified on the cover of this pricing supplement.

♦        You are unable or unwilling to hold securities that will be called on the earliest Observation Date on which the underlying equity closes at or above the starting price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦        You are unwilling to accept the risks of investing in Securities with a return based on the performance of an exchange traded fund that holds securities of companies in the oil services sector.

♦        You seek an investment for which there will be an active secondary market.

♦        You seek current income from your investment, or prefer to receive any dividends paid on the underlying equity.

♦        You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. UBS-TAOS-2 for risks related to an investment in the Securities.

Final Terms1
Issuer:	Royal Bank of Canada

Principal Amount per Security:	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)

Term:	Two years, unless called earlier

Underlying Equity:	Market Vectors® Oil Services ETF (Bloomberg Symbol: OIH)

Call Feature:
The Securities will be called if the Closing Price of the underlying equity on any Observation Date is at or above the starting price. If the Securities are called, we will pay you on the applicable call settlement date a cash payment per $10.00 principal amount of each Security equal to the call price for the applicable Observation Date.

Observation Dates:
The first Observation Date will occur on July 17, 2015; Observation Dates will occur quarterly thereafter on October 19, 2015, January 19, 2016, April 18, 2016, July 18, 2016, October 17, 2016, January 17, 2017 and April 17, 2017 (the “final Observation Date”).2

Call Settlement Dates:	Two (2) business days following the applicable Observation Date, except that the call settlement date for the final Observation Date is the maturity date.

Call Price:	The call price will be calculated based on the following formula: $10.00 + ($10.00 x Call Return)

Call Return/Call Return Rate:
The call price will be based upon the applicable call return.  The call return increases the longer the Securities are outstanding. The table below sets forth each Observation Date, each call settlement date and the call return and call price for each Security. The table reflects the call return rate of 10.20% per annum.

Observation Date2	Call Settlement Dates	Call Return	Call Price (per $10.00)

July 17, 2015	July 21, 2015	2.5500%	$10.2550

October 19, 2015	October 21, 2015	5.1000%	$10.5100

January 19, 2016	January 21, 2016	7.6500%	$10.7650

April 18, 2016	April 20, 2016	10.2000%	$11.0200

July 18, 2016	July 20, 2016	12.7500%	$11.2750

October 17, 2016	October 19, 2016	15.3000%	$11.5300

January 17, 2017	January 19, 2017	17.8500%	$11.7850

April 17, 2017 (Final Observation Date)	April 21, 2017 (Maturity Date)	20.4000%	$12.0400

Payment at Maturity (per Security):
If the Securities are not called and the final price is above or equal to the trigger price on the final Observation Date, we will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.

If the Securities are not called and the final price is below the trigger price on the final Observation Date, we will pay you a cash payment on the Maturity Date that is less than your principal amount, if anything, resulting in a loss that is proportionate to the negative Underlying Return; equal to:

$10.00 x (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying equity declines.

Underlying Return:	Final Price – Starting Price Starting Price

Trigger Price:	$26.15, which is 70% of the starting price (rounded to two decimal places).

Starting Price:	$37.36, which was the closing price of the underlying equity on the trade date.

Final Price:	The closing price of the underlying equity on the final Observation Date

Closing Price:	On any trading day, the last reported sale price of the underlying equity on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.

Investment Timeline
Trade Date:	The closing price of the underlying equity (the starting price) was observed, the Trigger Price was determined and the call return rate was set.

Quarterly
The Securities will be called if the closing price of the underlying equity on any Observation Date is equal to or greater than the starting price.

If the Securities are called, we will pay the call price for the applicable Observation Date equal to the principal amount plus the applicable call return.

Maturity Date
The final price of the underlying equity is observed on the final Observation Date.

If the Securities have not been called and the Final Price is equal to or greater than the trigger price, we will repay the principal amount equal to $10.00 per Security.

If the Securities have not been called and the final price is less than the trigger price, we will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the underlying equity, equal to a return of:

$10.00 × (1 + Underlying Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 Subject to postponement if a market disruption event occurs and as described under “General Terms of the Securities – Market Disruption Events” in the accompanying product prospectus supplement no. UBS-TAOS-2.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. UBS-TAOS-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.

Risks Relating to the Securities Generally

♦
Risk of Loss at Maturity: The Securities differ from ordinary debt securities, in that we will not necessarily repay the full principal amount of the Securities at maturity. The return on the Securities depends on whether the underlying equity closes at or above the starting price on an Observation Date, and if the Securities are not called, whether the final price of the underlying equity is greater than or equal to the trigger price.  If the Securities are not called, Royal Bank of Canada will only pay you the principal amount of your Securities if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity.  If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦
The Call Feature Limits Your Potential Return: The return potential of the Securities as of any Observation Date is limited to the applicable call return, regardless of the appreciation of the underlying equity, which may be significant. Therefore, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the underlying equity. In addition, because the call return increases the longer the Securities are outstanding, the call price payable on the first Observation Date is less than the call price payable on later Observation Dates.  Since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal.

♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.

♦
Reinvestment Risk: The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the starting price on any Observation Date. In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦
The Contingent Repayment of Principal Applies Only at Maturity: You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment, even if the price of the underlying equity is above the trigger price.

♦
The Call Return Rate Will Reflect in Part the Volatility of the Underlying Equity, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity: “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity.  The greater the volatility of the underlying equity, the more likely it is that the price of that underlying equity could close below its trigger price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a call return rate for the Securities than the interest rate payable on our conventional debt securities with a comparable term. However, while the call return rate was set on the trade date, the underlying equity’s volatility can change significantly over the term of the Securities, and may increase. The price of the underlying equity could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
An Investment in the Securities Is Subject to the Credit Risk of Royal Bank of Canada: The Securities are unsubordinated, unsecured debt obligations of the Royal Bank of Canada and are not, either directly or indirectly, an obligation of any third party.  Any payments to be made on the Securities, including payments in respect of an automatic call or any contingent repayment of principal provided at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due.  As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the underlying equity.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
No Assurance that the Investment View Implicit in the Securities Will Be Successful:  It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦
The Initial Estimated Value of the Securities Is Less than the Price to the Public:   The initial estimated value for the Securities that is set forth on the cover page of this document, which is less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time.  If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the underlying equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities.  These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades.  In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value.  As a result, the secondary price will be less than if the internal borrowing rate was used.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Were Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities.  See “Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.

♦
Investing in the Securities Is Not the Same as Investing in the Underlying Equity, the Stocks Held by the Underlying Equity or the Stocks Comprising the Market Vectors US Listed Oil Services 25 Index (the “MVOIHTR”), the Underlying Equity’s Underlying Index (the “underlying index”): The return on your Securities may not reflect the return you would realize if you actually owned the underlying equity, the stocks held by the underlying equity or stocks included in the underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the underlying equity or these stocks would have.

♦
Adjustments to the Underlying Equity Could Adversely Affect the Securities: Van Eck Associates Corporation (“Van Eck” or the “investment adviser”), as the investment adviser of the underlying equity, is responsible for calculating and maintaining the underlying equity. Van Eck can add, delete or substitute the stocks comprising the underlying equity. Van Eck may make other methodological changes that could change the share price of the underlying equity at any time. If one or more of these events occurs, the Securities may be more or less likely to be called, and the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the payments on the Securities and/or their market value.

♦
We and Our Affiliates Do Not Have Any Affiliation with Van Eck and Are Not Responsible for its Public Disclosure of Information: We and our affiliates are not affiliated with Van Eck in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the underlying equity. Van Eck is not involved in the offering of the Securities in any way and has no obligation to consider your interests as an owner of the Securities in taking any actions relating to the underlying equity that might affect the value of the Securities.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about Van Eck or the underlying equity contained in any public disclosure of information.  You, as an investor in the Securities, should make your own investigation into the underlying equity.

♦
We Have No Affiliation with Market Vectors Index Solutions GmbH (“Market Vectors” or the “Index Sponsor”) and Will Not Be Responsible for Any Actions Taken by the Index Sponsor: Market Vectors is the index sponsor of the underlying index, the performance of which is intended to be tracked by the underlying equity. We have no affiliation with the index sponsor, and the index sponsor will not be involved in the offering of the Securities.  Consequently, we have no control of the actions of the index sponsor, including any actions of the type that would affect the composition of that index, and therefore, the price of the underlying equity.  The index sponsor has no obligation of any sort with respect to the Securities.  Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Securities.

♦
Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities: The trading prices of the underlying equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the underlying equity will rise or fall, trading prices of the common stocks held by the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the underlying equity.

♦
The Underlying Equity and Its Underlying Index are Different: The performance of the underlying equity may not exactly replicate the performance of the underlying index, because the underlying equity will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the performance of the underlying equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the underlying equity or due to other circumstances. The underlying equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

♦
The Underlying Equity Is Subject to Management Risks: The underlying equity is subject to management risk, which is the risk that Van Eck’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, Van Eck may invest a portion of the underlying equity’s assets in securities not included in the relevant industry or sector but which Van Eck believes will help the underlying equity track the relevant industry or sector.

♦
The Holdings of the Market Vectors® Oil Services ETF Are Concentrated in the Oil Services Industry: All or substantially all of the stocks held by the underlying equity are issued by oil services companies. As a result, the stocks that will determine the performance of the underlying equity are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the stocks held by the underlying equity, the return on the Securities will be subject to certain risks associated with a direct equity investment in oil services companies. The Securities may be more volatile than Securities linked to a more diversified underlying equity.

The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production spending. The price of energy, the earnings of companies in the oil services sector, and the value of such companies’ securities can be extremely volatile. Such companies are also subject to risks of changes in exchange rates and the price of oil and gas, government regulation, the imposition of import controls, world events, negative perception, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

The oil services sector is exposed to significant and numerous operating hazards. Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations. Oil exploration and production companies may also be adversely affected by environmental damage claims. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the companies in the underlying index are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition.

Certain companies in which the underlying equity may invest are non-U.S. issuers whose securities are listed on U.S. exchanges. These securities involve risks beyond those associated with investments in U.S. securities, including greater market volatility, higher transactional costs, taxation by foreign governments, political instability and the possibility that foreign governmental restrictions may be adopted which might adversely affect such securities.

♦	Relationship to Oil: The underlying equity measures the performance of oil services companies and not oil itself. The underlying equity may under- or over-perform oil over the term of the Securities.

♦
The Underlying Equity Has Limited Historical Information: The underlying equity commenced trading on December 21, 2011. Because the underlying equity has limited trading history, your investment in the Securities may involve a greater risk than investing in securities linked to one or more exchange traded funds with a more established record of performance.

♦
The Securities Lack Liquidity:  The Securities will not be listed on any securities exchange.  RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations as to the underlying equity that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the underlying equity, and therefore the market value of the Securities.

♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
Potential Royal Bank of Canada and UBS Impact on Price: Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the underlying equity, stocks held by the underlying equity or included in the underlying index, or in futures, options, exchange-traded funds or other derivative products on the underlying equity or the securities held by the underlying equity or included in the underlying index may adversely affect the market value of the underlying equity, the closing price of the underlying equity, and, therefore, the market value of the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the closing price of the underlying equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the underlying equity;

♦	the time remaining to maturity of the Securities;

♦	the dividend rate on the securities held by the underlying equity;

♦	interest and yield rates in the market generally;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	the occurrence of certain events with respect to the underlying equity that may or may not require an adjustment to the terms of the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the starting price and the trigger price for certain events affecting the shares of the underlying equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

Hypothetical Examples
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the underlying equity relative to its starting price. Royal Bank of Canada cannot predict the ending price of the underlying equity. You should not take these examples as an indication or assurance of the expected performance of the underlying equity. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Security on a hypothetical offering of the Securities, based on the following terms:

Principal Amount:	$10.00
Term:	Two years
Hypothetical Starting Price*:	$100.00
Call Return Rate:	10.20% per annum (or 2.55% per quarterly period)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Final Terms” in this pricing supplement.
Hypothetical Trigger Price:	$70.00 (which is 70% of the starting price)

* The hypothetical starting price is for illustrative purposes only. The actual starting price is set forth in “Final Terms” and on the cover page of this pricing supplement.

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$105.00 (at or above starting price, Securities are called)
Call Price (per $10.00)	$10.255

Because the Securities are called on the first Observation Date, Royal Bank of Canada will pay you on the call settlement date a total call price of $10.255 per $10.00 principal amount (a 2.55% total return on the Securities).

Example 2 — Securities are Called on the Final Observation Date

Closing Price at first Observation Date:	$95.00 (below starting price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below starting price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below starting price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (all below starting price, Securities NOT called)
Closing Price at final Observation Date:	$105.00 (at or above starting price, Securities are called)
Call Price (per $10.00)	$12.040

Because the Securities are called on the final Observation Date, Royal Bank of Canada will pay you on the call settlement date (which coincides with the Maturity Date in this example) a total call price of $12.040 per $10.00 principal amount (a 20.40% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is Above the Trigger Price on the Final Observation Date

Closing Price at first Observation Date:	$95.00 (below starting price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below starting price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below starting price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (all below starting price, Securities NOT called)
Closing Price at final Observation Date:	$85.00 (below starting price, but above the trigger price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.000

Because the Securities are not called and the Final Price is not below the trigger price on the final Observation Date, Royal Bank of Canada will pay you at maturity a total of $10.000 per $10.00 principal amount (a 0.00% return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is Below the Trigger Price on the Final Observation Date

Closing Price at first Observation Date:	$95.00 (below starting price, Securities NOT called)
Closing Price at second Observation Date:	$90.00 (below starting price, Securities NOT called)
Closing Price at third Observation Date:	$85.00 (below starting price, Securities NOT called)
Closing Price at fourth to seventh Observation Date:	Various (all below starting price, Securities NOT called)
Closing Price at final Observation Date:	$50.00 (below starting price and trigger price, Securities NOT called)
Payment at Maturity (per $10.00)	$10.00 x [1 + Underlying Return] $10.00 x (1 – 50.0%) $5.000
Because the Securities are not called and the final price is below the trigger price on the final Observation Date, Royal Bank of Canada will pay you at maturity a total of $5.000 per $10.00 principal amount (a 50.00% loss on the Securities).

The Securities differ from ordinary debt securities in that, among other features, Royal Bank of Canada is not necessarily obligated to repay the full amount of your initial investment.  If the Securities are not called on any Observation Date, you may lose some or all of your initial investment.  Specifically, if the Securities are not called and the ending price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call or any repayment of principal provided at maturity, is dependent on the ability of Royal Bank of Canada to satisfy its obligations when they come due. If Royal Bank of Canada is unable to meet its obligations, you may not receive any amounts due to you under the Securities

What Are the Tax Consequences of the Securities?

U.S. Federal Income Tax Consequences

Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, which you should carefully review prior to investing in the Securities.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a callable pre-paid cash-settled derivative contract linked to the underlying equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a holder should generally recognize capital gain or loss upon the call, sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. While the matter is not entirely clear, there exists a substantial risk that an investment in the Securities is a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code applies. If Section 1260 of the Internal Revenue Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the Securities will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale or maturity). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Internal Revenue Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Internal Revenue Code to an investment in the Securities.

Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.

Under proposed U.S. Treasury Department regulations, withholding due to any payment being treated as a “dividend equivalent” (as discussed on page PS-36 of the product prospectus supplement) will begin no earlier than January 1, 2016.  In addition, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information about the Underlying Equity
Information concerning the underlying equity filed with the SEC by the Market Vectors® ETF Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The underlying equity is an investment portfolio maintained, managed and advised by Van Eck. The underlying equity is an exchange traded fund that trades on NYSE Arca under the ticker symbol “OIH.” The underlying equity utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the underlying index. The underlying equity will invest in all of the securities which comprise the underlying index. The underlying equity will normally invest at least 95% of its total assets in common stocks that comprise the underlying index.

Investment Objective

The underlying equity seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the publicly traded securities in the MVOIHTR. The MVOIHTR is a rules-based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The MVOIHTR is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the MVOIHTR.

Indexing Investment Approach

The underlying equity utilizes a “passive” or indexing investment approach and attempts to approximate the investment performance of the MVOIHTR by investing in a portfolio of securities that generally replicates the MVOIHTR. It is possible that the underlying equity may not fully replicate the performance of the MVOIHTR due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.

The Market Vectors US Listed Oil Services 25 Index

The MVOIHTR was developed by Market Vectors Index Solutions GmbH and is calculated, maintained and published by Market Vectors (“Market Vectors”), a wholly-owned subsidiary of Van Eck. Market Vectors has no obligation to continue to publish, and may discontinue the publication of, the MVOIHTR. The MVOIHTR is reported by Bloomberg under the ticker symbol “MVOIHTR.”

The MVOIHTR is a sector index that tracks the performance of the largest and most liquid US-listed companies that generate at least 50% of their revenues from oil services. The index contains only companies that meet strict size and liquidity requirements and are engaged primarily in oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the MVOIHTR. Your return on the notes is linked to the performance of the underlying equity and not the direct performance of the MVOIHTR.

Constituent stocks of the index must have a market capitalization of greater than $150 million as of the end of the month prior to the month in which a rebalancing date occurs to be eligible for inclusion. Stocks whose market capitalizations fall below $75 million as of the end of the month prior to the month in which any rebalancing date occurs will no longer be eligible. Stocks must have a three month average daily trading volume of at least $1 million to be eligible for the index and issuers of such stocks must have traded at least an average of 250,000 shares per month over the last six months. Only shares that trade on a recognized U.S. exchange may qualify.

The index is calculated using a capitalization weighting methodology, adjusted for float. The index is rebalanced semi-annually, at the close of business on the third Friday in March and September, and companies are added and/or deleted based upon the index eligibility criteria. Companies with recent stock exchange listings (i.e., initial public offerings) may be added to the index on a semi-annual basis, provided the companies meet all eligibility criteria and have been trading for more than 30 trading days. The share weights of the index components are adjusted on a quarterly basis (every third Friday in a quarter-end month).

Historical Information

The following table sets forth the quarterly high, low and period-end closing prices for the underlying equity, based on daily closing prices as reported by Bloomberg.  The closing price of the underlying equity on April 17, 2015 was $37.36.  The historical performance of the underlying equity should not be taken as an indication of its future performance during the term of the Securities.

Quarter Begin	Quarter End	Quarterly Closing High ($)	Quarterly Closing Low ($)	Quarterly Period-End Close($)
12/21/2011	12/31/2011	38.82	37.71	38.28
1/1/2012	3/31/2012	44.69	38.89	40.62
4/1/2012	6/30/2012	41.23	33.06	35.64
7/1/2012	9/30/2012	43.36	35.34	40.20
10/1/2012	12/31/2012	41.48	36.61	38.68
1/1/2013	3/31/2013	44.86	39.73	42.94
4/1/2013	6/30/2013	45.66	39.68	42.78
7/1/2013	9/30/2013	48.33	43.31	47.08
10/1/2013	12/31/2013	50.82	46.82	48.07
1/1/2014	3/31/2014	50.33	44.71	50.33
4/1/2014	6/30/2014	57.76	49.04	57.76
7/1/2014	9/30/2014	57.68	49.61	49.61
10/1/2014	12/31/2014	48.20	33.97	35.92
1/1/2015	3/31/2015	36.84	31.73	33.71
4/1/2015	4/17/2015*	38.48	33.97	37.36

* This pricing supplement includes information for the second calendar quarter of 2015 for the period from April 1, 2015 through April 17, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the underlying equity from December 21, 2011* to April 17, 2015, based on the starting price of $37.36, which was the closing price of the underlying equity on April 17, 2015, and the trigger price of $26.15, which is equal to 70% of the starting price.

HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE

Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

 * The underlying equity began trading on the NYSE Arca on December 21, 2011.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.  We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-17 of the accompanying product prospectus supplement no. UBS-TAOS-2.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately six months after the issue date of the Securities the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the underlying equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is resulted in a higher initial estimated value of the Securities at the time their terms were set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduced the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the trade date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Is Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. UBS-TAOS-2 dated September 16, 2013 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.

Validity of the Securities
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the Securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.